The information in this preliminary prospectus supplement is not complete and may change. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232863

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 26, 2019)

$

Phillips 66

$                Floating Rate Senior Notes due

$                % Senior Notes due

$                % Senior Notes due

fully and unconditionally

guaranteed by

Phillips 66 Company

We are offering $                 aggregate principal amount of notes, consisting of $                 aggregate principal amount of Floating Rate Senior Notes due    , or the “floating rate notes,” $                 aggregate principal amount of Senior Notes due                  bearing interest at     % per year, or the “    notes,” and $                 aggregate principal amount of Senior Notes due                  bearing interest at     % per year, or the “    notes.” The floating rate notes will mature on                 ,     , the                 notes will mature on                 ,     , and the         notes will mature on                 ,     . We use the term “notes” to refer to all series of notes collectively. The notes will be fully and unconditionally guaranteed by Phillips 66 Company.

Phillips 66 will pay interest on the floating rate notes quarterly in arrears beginning                      , 2021 at a floating rate, reset quarterly, equal to three-month LIBOR (as defined herein) plus     % per annum, subject to the provisions set forth under “Description of the Notes—Interest on the Floating Rate Notes.” Phillips 66 will pay interest on the                 notes and the                 notes semiannually on                  and                  of each year, beginning                 , 2021.

Phillips 66 may elect to redeem any or all of the floating rate notes at any time beginning on the first business day after the date that is                  following the date of issuance of the floating rate notes pursuant to this offering, at a price equal to the principal amount of floating rate notes being redeemed plus accrued but unpaid interest to, but not including, the redemption date. Prior to                      , 2021 (the first business day after the date that is one year following the date of issuance of the          notes), Phillips 66 may not redeem the         notes. Prior to                       (the date that is one month prior to the maturity date of the          notes), Phillips 66 may redeem the          notes at a make-whole premium, calculated as described beginning on page S-16 of this prospectus supplement. Beginning on                      , 2021 and         ,         , Phillips 66 may redeem the          notes or the          notes, as applicable, in each case at a redemption price equal to 100% of the principal amount of the respective notes being redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.

Investing in the notes involves risks that are referenced in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Public Offering Price	(1)		Underwriting Discount		Offering Proceeds to Phillips 66, Before Expenses
Per Floating Rate Senior Note due		%			%		%
Total	$			$		$
Per % Senior Note due		%			%		%
Total	$			$		$
Per % Senior Note due		%			%		%
Total	$			$		$

(1)	Plus accrued interest from , 2020, if settlement occurs after that date.

Delivery of the notes in book-entry form only will be made through The Depository Trust Company, Clearstream Banking S.A. and the Euroclear system on or about                , 2020, against payment in immediately available funds.

Joint Book-Running Managers

RBC Capital Markets	Barclays	Citigroup	COMMERZBANK	Mizuho Securities

            , 2020

You should rely only on the information we have included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide to you. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We and the underwriters are offering to sell the notes only in places where sales are permitted. You should assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes and the guarantees. The second part is the accompanying prospectus, which gives more general information. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, in their entirety before making an investment decision.

In this prospectus supplement and the accompanying prospectus, we refer to Phillips 66, its wholly owned and majority owned subsidiaries (including Phillips 66 Company) and its ownership interest in equity affiliates as “we” or “Phillips 66,” unless the context clearly indicates otherwise. Our ownership interest in equity affiliates includes corporate entities, partnerships, limited liability companies and other ventures in which we exert significant influence by virtue of our ownership interest, which is typically between 20% and 50%.

The terms “floating rate notes,” “                 notes,” and “                 notes” refer to the Floating Rate Senior Notes due                 , the                 % Senior Notes due                  and the                 % Senior Notes due                 , respectively, issued by Phillips 66. The term “notes” refers to all series of notes issued by Phillips 66 pursuant to this offering, collectively.

About Phillips 66 and Phillips 66 Company

Phillips 66 is an energy manufacturing and logistics company with midstream, chemicals, refining, and marketing and specialties businesses. Headquartered in Houston, Texas, Phillips 66 had approximately 14,500 employees and $54 billion of assets as of September 30, 2020.

Phillips 66 Company is a direct, wholly owned operating subsidiary of Phillips 66.

Where You Can Find More Information

Phillips 66 files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and on our website at www.phillips66.com. The information on our website is not a part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus. Phillips 66 Company does not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Phillips 66 makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed with the SEC) until this offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020 (the “2019 Annual Report”);

•

Our Quarterly Reports on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 1, 2020; for the period ended June 30, 2020, filed with the SEC on July 31, 2020; and for the period ended September 30, 2020, filed with the SEC on October 30, 2020;

•	Our Current Reports on Form 8-K filed with the SEC on March 24, 2020; April 7, 2020; April 9, 2020; May 8, 2020; June 10, 2020; July 8, 2020; July 23, 2020; and October 9, 2020; and

•	The information in our definitive proxy statement filed on March 25, 2020 that is incorporated by reference in the 2019 Annual Report.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Phillips 66

2331 CityWest Boulevard

Houston, Texas 77042

Attention: Investor Relations

Telephone: (281) 293-6600

The Offering

Issuer	Phillips 66

Securities Offered	$ million principal amount of Floating Rate Senior Notes due $ million principal amount of % Senior Notes due $ million principal amount of % Senior Notes due

Maturity Dates	, , for the floating rate notes , , for the notes , , for the notes

Interest Payment Dates

Interest on the floating rate notes will be paid quarterly in arrears on         ,     ,      and      of each year beginning             , 2021.

Interest on the         notes will be payable semi-annually on      and      of each year, commencing             , 2021.

Interest on the         notes will be payable semi-annually on      and      of each year, commencing             , 2021.

Optional Redemption

Prior to             , 2021, Phillips 66 may not redeem the floating rate notes. Beginning on             , 2021, Phillips 66 may redeem the floating rate notes at any time in principal amounts of $2,000 or any integral multiple of $1,000 above that amount at a redemption price equal to 100% of the principal amount of the floating rate notes being redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.

Prior to             , 2021 (the date that is the first business day after the date that is one year following the date of issuance of the     notes), Phillips 66 may not redeem the         notes. Prior to             ,      (the date that is one month prior to the maturity date of the                  notes), Phillips 66 may elect to redeem any or all of the      notes at any time in principal amounts of $2,000 or any integral multiple of $1,000 above that amount by paying an amount equal to the principal amount of the                  notes being redeemed plus a make-whole premium. Phillips 66 will also pay accrued but unpaid interest to, but not including, the redemption date.

Beginning on             , 2021 and             ,     , Phillips 66 may redeem the     notes or the      notes, as applicable, at a redemption price equal to 100% of the principal amount of the                  notes or                  notes being redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.

Please read “Description of the Notes—Redemption.”

Guarantees	Phillips 66 Company will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the notes, when and as it becomes due and payable, whether at maturity or otherwise.

Ranking

The notes will constitute senior unsecured debt of Phillips 66 and will rank:

•  equally with its senior unsecured debt from time to time outstanding;

•  senior to its subordinated debt from time to time outstanding; and

•  effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries, other than Phillips 66 Company, from time to time outstanding.

Covenants

We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•  incur debt secured by liens;

•  engage in sale/leaseback transactions; and

•  merge, consolidate or transfer all or substantially all of our assets.

Lack of a Public Market for the Notes

There are no existing trading markets for any series of notes. There can be no assurance regarding:

•  any future development or liquidity of a trading market for any series of notes;

•  your ability to sell your notes at all; or

•  the prices at which you may be able to sell your notes.

Future trading prices of the notes will depend on many factors, including:

•  prevailing interest rates;

•  our operating results and financial condition; and

•  the markets for similar securities.

We do not currently intend to apply for the listing of any series of notes on any securities exchange or for quotation of the notes in any dealer quotation system.

Risk Factors	You should carefully consider all the information in this prospectus supplement and the accompanying prospectus (including all the information that is incorporated by reference herein and therein) in deciding whether to invest in the notes.

Use of Proceeds	We expect the net proceeds from the offering of the notes to be approximately $ million, after deducting underwriting discounts and estimated expenses of the offering that we will pay. These net proceeds will be used to repay up to $500 million of our $1 billion 364-day term loan facility (the “364-day term loan facility”), repay the $500 million aggregate principal amount of our outstanding Floating Rate Senior Notes due 2021 when they mature in February 2021, plus accrued and unpaid interest, and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under our 364-day term loan facility and, accordingly, may receive an amount in excess of 5% of the net proceeds from this offering. The foregoing payments may constitute a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., which we refer to as FINRA. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Further Issues	The floating rate notes will be limited initially to $ million in aggregate principal amount, the notes will be limited initially to $ million in aggregate principal amount, and the notes will be limited initially to $ million in aggregate principal amount. We may, however, “reopen” each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders.

Governing Law	The notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

You should carefully consider the risk factors described below and any specific risks, including those related to the COVID-19 pandemic and its impact on our business, set forth under the caption “Risk Factors” in Phillips 66’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, related to Phillips 66 and Phillips 66 Company before making an investment decision.

Risk Factors Related to the Floating Rate Notes

The risk factors below contain several capitalized terms which are defined under “Description of the Notes—Interest on the Floating Rate Notes—Effect of a Benchmark Transition Event” (the “benchmark transition provisions”), to which we refer you.

The floating rate notes bear additional risks.

The floating rate notes bear interest at a floating rate, and accordingly carry significant risks not associated with conventional fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results.

Uncertainty relating to the calculation of USD London Interbank Offered Rate (“LIBOR”) and other reference rates and their potential discontinuance may materially adversely affect the amount of interest payable on, or the liquidity or value of, the floating rate notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions and recommendations by such regulators and law enforcement agencies may result in reforms and changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of and transition to alternative reference rates. In particular, on July 27, 2017, the then Chief Executive Officer of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it was the FCA’s intention that it would no longer be necessary for the FCA to persuade or compel banks to submit input data for the calculation of LIBOR after 2021. The FCA and other official sector bodies have made several announcements since 2017 regarding the need to transition from LIBOR to alternative rates, and market participants have been strongly advised of the need to ensure they are prepared for this transition by the end of 2021. On June 23, 2020, the U.K. Government announced its intention to amend the U.K.’s regulatory framework for benchmarks to ensure the FCA has the appropriate powers to manage and direct any wind-down period prior to an eventual LIBOR cessation. These new regulatory powers would enable the FCA to direct a methodology change for LIBOR. Such announcements indicate that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021, which is prior to the maturity date of the floating rate notes.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the floating rate notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

If Phillips 66 (or our Designee referred to below) determines that three-month LIBOR has been discontinued (or for any other reason a Benchmark Transition Event and its related Benchmark Replacement Date have occurred) and an alternative reference rate for three-month LIBOR (referred to herein as a “Benchmark Replacement”) applies as described in “Description of the Notes—Interest on the Floating Rate Notes,” Phillips 66 or our designee (which may be the calculation agent only if the calculation agent consents in writing to such appointment in its sole discretion with no liability therefor, a successor calculation agent, an independent financial advisor, or such other designee of ours acting as our agent (any of such entities, a “Designee”)) may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, that Phillips 66 (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner that is substantially consistent with market practice. See “Description of the Notes—Interest on the Floating Rate Notes.” Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on the floating rate notes that are lower than or that do not otherwise correlate over time with the payments that would have been made on the floating rate notes if published LIBOR continued to be available or used. Other floating rate debt securities issued by other issuers, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on the floating rate notes, or the market liquidity and market value of the floating rate notes.

Interest on the floating rate notes will be calculated using a Benchmark Replacement selected by Phillips 66 (or our Designee) if a Benchmark Transition Event occurs.

As described in detail in the benchmark transition provisions, if during the term of the floating rate notes, Phillips 66 (or our Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR, Phillips 66 (or our Designee) in its sole discretion will select as a new base rate a Benchmark Replacement in accordance with the benchmark transition provisions described herein. The Benchmark Replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination if Phillips 66 (or our Designee) determines in its sole discretion they are required.

The interests of Phillips 66 (or our Designee) in making the determinations described above may be adverse to your interests as a holder of the floating rate notes. The selection of a Benchmark Replacement, and any decisions made by Phillips 66 (or our Designee) in connection with implementing a Benchmark Replacement with respect to the floating rate notes, could result in adverse consequences to the applicable interest rate on the floating rate notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to three-month LIBOR or that any Benchmark Replacement will produce the economic equivalent of three-month LIBOR.

The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on, the value of or the market for the floating rate notes.

If a Benchmark Transition Event occurs and Phillips 66 (or our Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then the rate of interest on the floating rate notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes or debt securities, we mean the floating rate notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.

The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on SOFR. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to three-month LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the floating rate notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, Phillips 66 (or our Designee). In addition, the benchmark transition provisions expressly authorize Phillips 66 (or our Designee) to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the floating rate notes, which could adversely affect the return on, value of and market for the floating rate notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the floating rate notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that the use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of the floating rate notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the floating rate notes and a reduction in their trading prices.

The amount of interest payable on the floating rate notes is set only once per period based on the three-month LIBOR on the interest determination date, which may fluctuate significantly.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels.

Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. You should further note that although actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than three-month LIBOR on the applicable interest determination date, you will not benefit from three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in three-month LIBOR may not result in a comparable change in the market value of the floating rate notes.

USE OF PROCEEDS

We expect the net proceeds from the offering of the notes to be approximately $             million, after deducting underwriting discounts and estimated expenses of the offering that we will pay. We intend to use up to $500 million of the net proceeds from the offering to repay borrowings under our 364-day term loan facility that matures in March 2021. We are in discussions with lenders to amend the 364-day term loan facility to extend the maturity date for a three-year period in connection with our repayment of borrowings thereunder. The outstanding borrowings under the 364-day term loan facility bear interest at a LIBOR based rate that is currently 1.652%. We also intend to use a portion of the net proceeds to repay the $500 million aggregate principal amount of our outstanding Floating Rate Senior Notes due 2021 when they mature in February 2021, plus accrued and unpaid interest. The current interest rate for these notes is 0.834%. The remaining net proceeds will be used for general corporate purposes. Pending such application of the net proceeds, we expect to invest the net proceeds primarily in cash, cash equivalents and U.S. government securities.

Affiliates of certain of the underwriters are lenders under our 364-day term loan facility and, accordingly, will receive a portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF THE NOTES

We have summarized selected provisions of each series of the notes below. The floating rate notes, the         notes and the        notes will be issued under the senior indenture, dated as of April 9, 2020, among Phillips 66, as issuer, Phillips 66 Company, as guarantor, and U.S. Bank National Association, as trustee (the “indenture”). Each series of the notes is a separate series of senior debt securities of Phillips 66 described in the accompanying prospectus, and this summary supplements that description. We urge you to read that description for other provisions that may be important to you.

In this summary description of the notes, unless we state otherwise or the context clearly indicates otherwise, all references to Phillips 66 mean Phillips 66 only and all references to Phillips 66 Company mean Phillips 66 Company only.

General

The floating rate notes will mature on                ,        , and will bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus    % per year, subject to adjustment as further described below in “—Interest on the Floating Rate Notes.”

The         notes will mature on                 ,        , and will bear interest at     % per year. Interest on the          notes will accrue from                 , 2020. In respect of the         notes, Phillips 66:

•	will pay interest semiannually on and of each year, commencing , 2021; and

•	will pay interest to the person in whose name a note is registered at the close of business on the or preceding the interest payment date.

The         notes will mature on                 ,    , and will bear interest at    % per year. Interest on the         notes will accrue from                 , 2020. In respect of the         notes, Phillips 66:

•	will pay interest semiannually on and of each year, commencing , 2021; and

•	will pay interest to the person in whose name a note is registered at the close of business on the or preceding the interest payment date.

If any interest payment date falls on a date that is not a business day (other than the maturity date), the payment will be made on the next business day, and no interest will accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day.

Phillips 66 will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.

The floating rate notes will be limited initially to $                 million in aggregate principal amount, the         notes will be limited initially to $                 million in aggregate principal amount and the         notes will be limited initially to $                 million in aggregate principal amount. We may, however, “reopen” each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders. We may reopen a series of notes only if the additional notes issued will be fungible with the original notes of the series for U.S. federal income tax purposes.

As described in the prospectus, whether Phillips 66 is in compliance with a restrictive covenant regarding limitations on liens will depend on whether the board of directors of Phillips 66 has determined that a refinery or manufacturing plant is a principal property. Though it has not yet done so, under the terms of the indenture, Phillips 66’s board of directors has broad discretion to determine from time to time after the issuance of any senior debt securities under the indenture that a refinery or manufacturing plant is not a principal property and therefore such refinery or manufacturing plant is not subject to the covenants in the indenture.

Interest on the Floating Rate Notes

The floating rate notes will bear interest for each interest period at a variable rate determined by the calculation agent, except as set forth below. The calculation agent will initially be U.S. Bank National Association until such time as we appoint a successor calculation agent. We will pay interest on the floating rate notes quarterly on                 ,                 ,                  and                  of each year, commencing                 , 2021. The interest rate on the floating rate notes for a particular interest period will be equal to three-month LIBOR as determined on the interest determination date plus         % per annum (the “margin”). The interest determination date for an interest period will be the second London business day preceding that interest period. The interest determination date for the initial interest period will be                 , 2020. Promptly upon determination, the calculation agent will inform the trustee and us, or in certain circumstances described below, Phillips 66 (or our Designee) will inform the trustee, of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent, or in certain circumstances described below, by Phillips 66 (or our Designee), shall be binding and conclusive on the holders of the floating rate notes, the trustee and us.

A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, three-month LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date, except as otherwise specified below.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters or any successor service).

Upon written request from any holder of floating rate notes, the calculation agent or in certain circumstances described below, Phillips 66 (or our Designee) will provide the interest rate in effect for the floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The minimum interest rate on the floating rate notes shall be 0.000%.

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

Interest on the floating rate notes will accrue from                 , 2020, or from the most recent interest payment date to which interest has been paid or provided for; provided, that if an interest payment date (other than the maturity date) for the floating rate notes falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day. Interest on the floating rate notes will accrue and be paid to but excluding the relevant interest payment date (as so adjusted). If the maturity date of the floating rate notes falls on a day that is not a business day, then the related payment of principal and interest will be made on the next day that is a business day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the maturity date. We will make interest payments on the floating rate notes quarterly on                 ,                 ,                 and                  of each year, commencing                 , 2021, to the person in whose name those notes are registered at the close of business on the                 ,                 ,                  or                  preceding

the interest payment date. The initial interest period is                     , 2020 through                     , 2021. Interest on the floating rate notes will be computed on the basis of the actual number of days in an interest period and a 360-day year.

If three-month LIBOR cannot be determined on an interest determination date as described above, then the calculation agent (after consultation with us) will determine three-month LIBOR as follows:

•	We will select four major banks in the London interbank market (whose name and contact information we shall provide to the calculation agent).

•

We will request that the principal London offices of those four selected banks provide to the calculation agent their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date. These quotations shall be for deposits in USD for the period of three months, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least $1,000,000 that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, three-month LIBOR for the interest period will be the arithmetic average of those quotations.

(2)

If fewer than two quotations are provided, we will select three major banks in New York City (whose name and contact information we shall provide to the calculation agent) and follow the steps in the two bullet points below.

•

The calculation agent will then determine three-month LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the interest determination date. The rates quoted will be for loans in USD for the period of three months, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least $1,000,000 that is representative of a single transaction in such market at that time.

•	If fewer than three New York City banks selected by us are quoting rates, three-month LIBOR for the interest period will be the same as for the immediately preceding interest period.

Notwithstanding the foregoing two paragraphs, if Phillips 66 (or our Designee) determines on or prior to the relevant interest determination date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR, then we or our Designee, as applicable, shall promptly provide notice of such determination to the trustee and the calculation agent and the provisions set forth below under “Effect of a Benchmark Transition Event,” which are referred to as the benchmark transition provisions, will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the rate and amount of interest payable on the floating rate notes during a relevant interest period. In accordance with the benchmark transition provisions, after Phillips 66 (or our Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the floating rate notes will be an annual rate equal to the sum of the Benchmark Replacement and the margin specified in this prospectus supplement as determined by Phillips 66 (or our Designee), and promptly upon such determination, Phillips 66 (or our Designee) will inform the trustee of such rate.

However, if Phillips 66 (or our Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined by Phillips 66 (or our Designee) as of the relevant interest determination date, the interest rate for the applicable interest period will be equal to the same interest rate as for the immediately preceding interest period for the floating rate notes, as determined by Phillips 66 (or our Designee), and we or our Designee, as applicable, shall promptly provide notice of such determination to the trustee and the calculation agent.

Effect of a Benchmark Transition Event

Benchmark Replacement

If Phillips 66 (or our Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes

In connection with the implementation of a Benchmark Replacement, Phillips 66 (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations

Any determination, decision or election that may be made by Phillips 66 (or our Designee) pursuant to this section titled “Effect of a Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in Phillips 66’s (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.

Certain Defined Terms

As used in this section titled “Effect of a Benchmark Transition Event” and under “Risk Factors—Risk Factors Related to the Floating Rate Notes”:

“Benchmark” means, initially, three-month LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if Phillips 66 (or our Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Phillips 66 (or our Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)

the sum of: (a) the alternate rate of interest that has been selected by Phillips 66 (or our Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Phillips 66 (or our Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by Phillips 66 (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, changes to the definition of “Corresponding Tenor” solely when such tenor is longer than the interest period and other administrative matters) that Phillips 66 (or our Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Phillips 66 (or our Designee) decides that adoption of any portion of such market practice is not administratively feasible or if Phillips 66 (or our Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Phillips 66 (or our Designee) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by Phillips 66 (or our Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)

if, and to the extent that, Phillips 66 (or our Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Phillips 66 (or our Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the margin specified in this prospectus supplement.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated in this prospectus supplement.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not three-month LIBOR, the time determined by Phillips 66 (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Guarantee

Phillips 66 Company will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the notes when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee will provide that in the event of a default in the payment of principal of or any premium or interest on any of the notes, the holder of that note or the trustee may institute legal proceedings directly against Phillips 66 Company to enforce the guarantee without first proceeding against Phillips 66. The guarantee will rank equally with all of Phillips 66 Company’s other unsecured and unsubordinated debt from time to time outstanding. The obligations of Phillips 66 Company under its guarantee will be limited to the maximum amount as will result in the obligations of Phillips 66 Company under its guarantee not constituting a fraudulent transfer or conveyance.

Redemption

Prior to                 , 2021, Phillips 66 may not redeem the floating rate notes. Beginning on                 , 2021, Phillips 66 may redeem the floating rate notes, in whole or in part, at any time, in principal amounts of $2,000 or any integral multiple of $1,000 above that amount at a redemption price equal to 100% of the principal amount of the floating rate notes being redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.

Prior to                 , 2021 (the date that is the first business day after the date that is one year following the date of issuance of the         notes), Phillips 66 may not redeem the          notes.

Prior to                 ,                  (the date that is one month prior to the maturity date of the         notes), the         notes will be redeemable at Phillips 66’s option, in whole or in part, at any time and from time to time, in principal amounts of $2,000 or any integral multiple of $1,000 above that amount for a redemption price, as determined by us, equal to:

•	100% of the principal amount of the notes to be redeemed; and

•

a premium equal to the amount, if any, by which the sum of the present values of the Remaining Scheduled Payments on the          notes being redeemed (exclusive of interest accrued to the date of redemption), assuming for such purposes that the         notes were to mature on                 ,                     , discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus             basis points, exceeds the principal amount of the         notes to be redeemed.

Phillips 66 will pay accrued but unpaid interest to, but not including, the redemption date.

Beginning on                 , 2021 and                 ,                  Phillips 66 may redeem the         notes or the         notes, as applicable, in each case at a redemption price equal to 100% of the principal amount of the respective notes being redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.

“Treasury Rate” means the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated by Phillips 66 on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the          notes (assuming, for this purpose, that the          notes matured on                 ,                 ). “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Comparable Treasury Price” means (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of (i) RBC Capital Markets, LLC, (ii) Barclays Capital Inc., (iii) Citigroup Global Markets Inc. (iv) Mizuho Securities USA LLC, and (v) a primary U.S. Government securities dealer selected by Commerz Markets LLC, and in each case their respective successors and affiliates. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on the          notes to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the          notes being redeemed, the amount of the next succeeding scheduled interest payment on the          notes will be reduced by the amount of interest accrued thereon to that redemption date.

We will give notice of a redemption not less than 15 days nor more than 60 days before the redemption date to holders of the floating rate notes, the          notes and the          notes to be redeemed.

If Phillips 66 redeems less than all the notes of a series, the particular notes of the series will be selected to be redeemed by lot or pursuant to the applicable procedures of The Depository Trust Company (“DTC”). Unless there is a default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by Phillips 66 prior to maturity and will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

Ranking

The notes will constitute senior unsecured debt of Phillips 66 and will rank equally with Phillips 66’s other senior unsecured debt from time to time outstanding; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries, other than Phillips 66 Company, from time to time outstanding. Phillips 66 Company’s guarantee of the notes will rank equally with all of its other unsecured and unsubordinated debt from time to time outstanding; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding.

As of September 30, 2020, as adjusted to give effect to the issuance of the notes, Phillips 66 would have had an aggregate of $    billion of consolidated long-term debt. A substantial portion of such debt would have been either issued or guaranteed by Phillips 66, Phillips 66 Company or both on a basis that would have ranked equally in right of payment with the notes and the related guarantees.

Paying Agents and Transfer Agents

The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by wire transfer or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Other

We will make all payments on the notes without withholding or deducting any taxes or other governmental charges imposed by a United States jurisdiction, unless we are required to do so by applicable law. A holder of the notes may, however, be subject to U.S. federal income taxes, and taxes may be withheld on certain payments on the notes, as described under the caption “Material U.S. Federal Tax Considerations.” If we are required to withhold taxes, we will not pay any additional, or gross up, amounts with respect to the withholding or deduction.

We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of Phillips 66, Phillips 66 Company, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of Phillips 66, Phillips 66 Company, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty, U.S. estate or gift tax laws or the 3.8% Medicare tax on net investment income. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or other risk reduction transaction, U.S. expatriates, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, entities that are tax-exempt for U.S. federal income tax purposes, financial institutions, insurance companies, persons required to recognize any item of gross income for U.S. federal income tax purposes with respect to the notes no later than when such item is taken into account on an applicable financial statement, and partnerships and other pass-through entities and holders of interests therein.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds notes, the tax treatment of a partner of such partnership generally will depend on the tax status of the partner and the tax treatment of the partnership. Partnerships holding notes and their partners should consult with their own tax advisors as to the particular U.S. federal tax consequences of the purchase, ownership and disposition of the notes.

Optional Redemption

In certain circumstances described under “Description of the Notes — Redemption” we may be obligated to make payments on the notes in excess of stated interest and principal. We intend to take the position that the notes should not be treated as contingent payment debt instruments for U.S. federal income tax purposes because the likelihood of these additional payments (or any other contingencies under the terms of the notes) occurring will be treated as remote. Assuming such position is respected, a holder of notes would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with the holder’s method of accounting for U.S. federal income tax purposes as described below under “— Tax Consequences to U.S. Holders — Sale, Redemption, Exchange, Retirement or other Taxable Disposition of the Notes.” If the IRS were to successfully challenge such position, such that the notes are treated as contingent payment debt instruments, the tax consequences of purchasing, owning and disposing of the notes may differ materially from those described below (including the accrual of ordinary interest income at a higher rate than the stated interest rate on the notes, and the treatment of gain on a taxable disposition of the notes as ordinary income rather than capital gain). Our determination is binding on a holder, unless the holder explicitly discloses a contrary treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the notes were acquired. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Exchange, Retirement or other Taxable Disposition of the Notes

You generally will recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest, which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income) and your tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your tax basis in the note generally will equal the amount you paid for the note, subject to certain adjustments. The gain or loss generally will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest on, and the proceeds of the sale, redemption, exchange, retirement or other taxable disposition of, notes held by you, and backup withholding will apply to such payments unless you provide us or other appropriate person with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussions below on backup withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding, interest income on a note that you receive will not be subject to U.S. federal income tax or withholding tax if you are a foreign corporation or a nonresident alien and the interest is not effectively connected with the conduct of a trade or business in the United States by you and you:

•	do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock;

•	are not a bank whose receipt of interest on a note is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	are not a controlled foreign corporation that is related, directly or indirectly, to us through sufficient stock ownership; and

•

provide the U.S. person who would otherwise be required to withhold tax from the interest with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor form) and certify on such form under penalties of perjury that the beneficial owner of the note is not a United States person (as defined in the Code).

If the portfolio interest exemption is not available with respect to interest on a note, then such interest may be subject to such U.S. federal income and withholding tax at a rate of 30%. To claim an exemption from (or reduction in) withholding under the benefits of an applicable income tax treaty, you must provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.

Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a holder of a note that is a foreign corporation or a nonresident alien is not subject to withholding if such a holder provides a properly completed IRS Form W-8ECI. However, such a holder generally will be subject to U.S. income tax on such interest on a net income basis at rates applicable to a United States person (as defined in the Code), and a holder who is a foreign corporation also may be subject to the 30% U.S. branch profits tax in respect of such interest, unless reduced or eliminated by an applicable treaty.

Sale, Redemption, Exchange, Retirement or other Taxable Disposition of the Notes

Subject to the discussions below regarding backup and FATCA withholding, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless (i) the gain is effectively connected with your conduct of a trade or business in the United States (as described immediately below) or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year in which the sale, redemption, exchange, retirement or other taxable disposition occurs and certain other conditions are met, in which case you generally will be subject to U.S. federal income tax on such gain at a flat rate of 30% (unless a lower applicable income tax treaty rate applies).

If you are engaged in a trade or business in the United States and gain on a note is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by you within the United States), you generally will be subject to U.S. federal income tax at regular graduated income tax rates in the same manner as if you were a United States person (as defined in the Code), subject to any modification provided under an applicable income tax treaty. If you are a foreign corporation for U.S. federal income tax purposes, such gain also may be subject to a U.S. branch profits tax at the rate of 30%, or lower applicable treaty rate, of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Non-U.S. holders described in the preceding paragraph are urged to consult their own advisors regarding the U.S. tax consequences to them of a sale or other disposition of notes.

Information Reporting and Backup Withholding

The interest on a note generally will be reported to the IRS on IRS Form 1042-S. Generally, neither information reporting on IRS Form 1099 nor backup withholding will apply to principal or interest payments or to amounts received on the sale, redemption, exchange, retirement or other taxable disposition of a note if an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, is provided to us or other appropriate person and if, in the case of amounts received on the sale, redemption, exchange, retirement or other taxable disposition of a note, certain other conditions are met. However, the exemption from backup withholding and information reporting requirements does not apply if the withholding agent or an intermediary knows or has reason to know that such exemption is not available to you.

Foreign Account Tax Compliance

Under FATCA, withholding at a rate of 30% generally will be required in certain circumstances on certain payments in respect of the notes (including payments of interest and, subject to the discussion of proposed Treasury Regulations below, payments of gross proceeds from the sale or other disposition of notes) made to or through certain foreign financial entities (including investment funds) that do not qualify for an exemption from these rules, unless the entities either (i) enter into, and comply with, an agreement with the IRS to undertake certain diligence and to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons (as defined in the Code) and by certain non-U.S. entities that are wholly or partially owned by U.S. persons (as defined in the Code) and to withhold 30% on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, undertakes such diligence and reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, payments of interest in respect of notes (and, subject to the discussion below, payment of gross proceeds from the sale or other disposition of notes) held by or through a non-financial foreign entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS, as required. We will not pay any additional amounts to holders of notes in respect of any amounts withheld. Prospective holders should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

As noted above, withholding under FATCA can apply to payments of gross proceeds from the sale or other disposition of a note, in addition to interest payments. However, Treasury Regulations have been proposed that would entirely eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury Regulations until the promulgation of final Treasury Regulations addressing the matter.

This summary of material U.S. federal tax considerations is intended for general information only and is not to be construed as tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws (including estate and gift tax laws) to your particular situation as well as any tax consequences under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters for the offering named below, for whom RBC Capital Markets, LLC, Barclays Capital Inc., Citgroup Global Markets Inc., Commerz Markets LLC and Mizuho Securities USA LLC are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of each series of notes indicated in the following table at the public offering prices, less the underwriting discounts, set forth on the cover page of this prospectus supplement.

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of Notes	Principal Amount of Notes
RBC Capital Markets, LLC	$	$	$
Barclays Capital Inc.
Citigroup Global Markets Inc.
Commerz Markets LLC
Mizuho Securities USA LLC

Total	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The underwriters propose to offer the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at that public offering price less a concession not in excess of:

•	% of the principal amount in the case of the floating rate notes;

•	% of the principal amount in the case of the notes; and

•	% of the principal amount in the case of the notes.

The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

•	% of the principal amount in the case of the floating rate notes;

•	% of the principal amount in the case of the notes; and

•	% of the principal amount in the case of the notes.

After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The floating rate notes, the            notes and the            notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make a market in each series of the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes,

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restriction set out below.

Additional Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Phillips 66 or Phillips 66 Company; and

•	it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

(i)

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Notes) Regulations 2005 of Singapore.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No placement document, offering memorandum, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Any person acquiring securities must observe such Australian on-sale restrictions. This offering memorandum contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering memorandum is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Dubai

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

Notice to Prospective Investors in Republic of Italy

The offering of the notes has not been registered with the Commissione Nazionale per le Societa` e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, directly or indirectly, nor copies of this offering memorandum, any pricing supplement or any other documents relating to the notes may be distributed in Italy, either on the primary or the secondary market, except:

(a)

to “qualified investors” (investitori qualificati) as defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

(b)	in any other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Decree No. 58 and its implementing CONSOB regulations, including Regulation No. 11971.

Any offer, sale or delivery of the notes or distribution of copies of this offering memorandum, any pricing supplement or any other documents relating to the notes in Italy must be, in any event, conducted:

(a)

either by a bank, investment firm or a financial intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58, Regulation No. 16190, and any other applicable laws and regulations;

(b)

in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in Italy; and

(c)

in compliance with any Italian securities, tax, exchange control and any other applicable laws, including any requirements or limitations which may be imposed, from time to time, by CONSOB, the Bank of Italy or any other Italian competent authority.

Any investor purchasing the notes is solely responsible for ensuring that any offer or resale of the notes by such investor occurs in compliance with applicable laws and regulations.

Notice to Prospective Investors in Korea

The securities have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the securities have been and will be offered in Korea as a private placement under the FSCMA. None of the securities may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The securities have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the securities shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the securities. By the purchase of the securities, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the securities pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Taiwan

The notes may be made available for purchase from outside Taiwan by investors residing in Taiwan either directly or through a duly licensed Taiwan intermediary, but may not be offered or sold in Taiwan. Any subscriptions of notes shall only become effective upon acceptance by the relevant Issuer or the relevant Agent outside Taiwan and shall be deemed a contract entered into in the jurisdiction of incorporation of the relevant Issuer or Agent, as the case may be.

Notice to Prospective Investors in United Arab Emirates

The securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this offering memorandum does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This offering memorandum has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Conflicts of Interest

Certain of the underwriters or their affiliates are lenders under our 364-day term loan facility and will receive a portion of the net proceeds of this offering used to repay amounts outstanding under the 364-day term loan facility. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated.

LEGAL MATTERS

Amanda K. Maki, our Senior Counsel, and Bracewell LLP, Houston, Texas, our outside counsel, will issue opinions about certain legal matters in connection with the offering of the notes for us. Cravath, Swaine & Moore LLP, New York, New York, will issue an opinion about certain legal matters in connection with the offering for the underwriters.

EXPERTS

The consolidated financial statements of Phillips 66 appearing in Phillips 66’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Phillips 66’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Chevron Phillips Chemical Company LLC appearing in Phillips 66’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

PHILLIPS 66

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time:

•	senior debt securities, guaranteed as described in this prospectus by Phillips 66 Company;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	stock purchase contracts; and

•	stock purchase units.

We will provide specific terms of any offering in one or more supplements to this prospectus. The securities may be offered separately or together in any combination and as a separate series. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “PSX.”

If any offering involves underwriters, dealer or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in our securities involves risks that are referenced in the “Risk Factors” section on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 26, 2019.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Except as otherwise indicated, references in this prospectus to “Phillips 66,” “PSX,” the “Company,” “we,” “us” and “our” refer to Phillips 66 and its consolidated subsidiaries.

ABOUT PHILLIPS 66

Phillips 66, headquartered in Houston, Texas, was incorporated in Delaware in 2011. Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners LP, the company’s master limited partnership, is an integral asset in the portfolio. Phillips 66’s principal executive offices are located at 2331 CityWest Blvd., Houston, Texas, and its telephone number at that location is (281) 293-6600. The company’s internet website is www.phillips66.com.

ABOUT PHILLIPS 66 COMPANY

Phillips 66 Company, a Delaware corporation, is a direct, wholly-owned subsidiary of Phillips 66. Its principal executive offices are located at 2331 CityWest Blvd., Houston, Texas, and its telephone number at that location is (281)  293-6600.

WHERE YOU CAN FIND MORE INFORMATION

Phillips 66 files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site that contains information Phillips 66 has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Phillips 66 at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Phillips 66 Company does not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Phillips 66 makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. The documents we incorporate by reference are:

•

Our registration statement on Form 10 filed with the SEC on November 14, 2011, as amended and declared effective on April 12, 2012, including, without limitation, the description of capital stock contained in such registration statement;

•	Our Annual Report on Form 10-K for the period ended December 31, 2018, filed with the SEC on February 22, 2019;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on April 30, 2019;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed with the SEC on July 26, 2019;

•	Our Current Report on Form 8-K filed with the SEC on May 8, 2019; and

•	Our Current Report on Form 8-K filed with the SEC on July 26, 2019.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above, upon oral request or written request or by making a request on our website at www.phillips66.com:

Phillips 66

Investor Relations Department

2331 CityWest Blvd.

Houston, Texas 77042

Telephone: 281-293-6600

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you that these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	Fluctuations in NGL, crude oil, refined products and natural gas prices and refining, marketing and petrochemical margins.

•	Failure of new products and services to achieve market acceptance.

•	Unexpected changes in costs or technical requirements for constructing, modifying or operating our facilities or transporting our products.

•	Unexpected technological or commercial difficulties in manufacturing, refining or transporting our products, including chemicals products.

•	Lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas and refined products.

•	The level and success of drilling and quality of production volumes around our Midstream assets.

•	Our inability to timely obtain or maintain permits, including those necessary for capital projects.

•	Our inability to comply with government regulations or make capital expenditures required to maintain compliance.

•	Failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future capital projects.

•	Potential disruption or interruption of our operations due to accidents, weather events, civil unrest, political events, terrorism or cyber attacks.

•	International monetary conditions and exchange controls.

•	Substantial investment or reduced demand for products as a result of existing or future environmental rules and regulations.

•	Liability resulting from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations.

•

General domestic and international economic and political developments including: armed hostilities; expropriation of assets; changes in governmental policies relating to NGL, crude oil, natural gas or refined petroleum products pricing, regulation or taxation; and other political, economic or diplomatic developments.

•	Changes in tax, environmental and other laws and regulations (including alternative energy mandates) applicable to our business.

•	Limited access to capital or significantly higher cost of capital related to changes to our credit profile or illiquidity or uncertainty in the domestic or international financial markets.

•	The operation, financing and distribution decisions of our joint ventures.

•	Domestic and foreign supplies of crude oil and other feedstocks.

•	Domestic and foreign supplies of petrochemicals and refined petroleum products, such as gasoline, diesel, aviation fuel and home heating oil.

•	Governmental policies relating to exports of crude oil and natural gas.

•	Overcapacity or undercapacity in the midstream, chemicals and refining industries.

•	Fluctuations in consumer demand for refined petroleum products.

•	The factors generally described in Item 1A.—Risk Factors in our 2018 Annual Report on Form 10-K.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, under the caption “Risk Factors” included in our 2018 Annual Report on Form 10-K, and under the caption “Risk Factors” in any of our subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities of Phillips 66 covered by this prospectus will be Phillips 66’s general unsecured obligations. Phillips 66 will issue senior debt securities fully and unconditionally guaranteed by Phillips 66 Company, a direct, wholly owned subsidiary of Phillips 66, on a senior unsecured basis. The senior debt securities will be issued under one or more indentures to be entered into between Phillips 66 and Wells Fargo Bank, National Association, as trustee, or U.S. Bank Trust National Association, as trustee. We refer to these indentures as the senior indentures. Phillips 66 will issue subordinated debt securities under one or more indentures to be entered into between Phillips 66 and Wells Fargo Bank, National Association, as trustee, or U.S. Bank Trust National Association, as trustee. We refer to these indentures as the subordinated indentures. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination and covenants. The prospectus supplement relating to any series of debt securities being offered will indicate the trustee and the indenture under which the debt securities are to be issued.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the forms of senior indentures and the forms of subordinated indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Phillips 66 mean Phillips 66 only and all references to Phillips 66 Company mean Phillips 66 Company only.

Provisions Applicable to Each Indenture

General. The indentures will not limit the amount of debt securities that may be issued under those indentures and will not limit the amount of other unsecured debt or securities that Phillips 66 may issue. Phillips 66 may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

Phillips 66 conducts substantially all of its operations through subsidiaries, and those subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Phillips 66. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. Although Phillips 66 Company owns certain operating assets directly, it conducts a substantial portion of its operations through subsidiaries. Accordingly, contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 Company to meet its obligations under its various guarantees, including its guarantee of the debt securities. The subsidiaries of Phillips 66 and Phillips 66 Company are legally distinct and have no obligations to pay amounts due on the indebtedness of Phillips 66 or Phillips 66 Company, or to make funds available for such payment. In addition, subsidiaries of Phillips 66 and Phillips 66 Company will be permitted under the terms of the indentures to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Phillips 66 and Phillips 66 Company. The agreements governing future indebtedness of our subsidiaries may not permit our subsidiaries to provide Phillips 66 or, with respect to the senior indentures, Phillip 66 Company, as applicable, with sufficient dividends, distributions or loans to fund payments on the debt securities when due.

Other than the restrictions contained in the senior indentures on liens and sale/leaseback transactions described below under “—Provisions Applicable Solely to Senior Debt Securities—Restrictive Covenants,” the indentures will not contain any covenants or other provisions designed to protect holders of the debt securities in the event Phillips 66 participates in a highly leveraged transaction or upon a change of control. The indentures will not contain provisions that give holders the right to require Phillips 66 to repurchase their securities in the event of a decline in Phillips 66’s credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the indenture under which Phillips 66 will issue the debt securities;

•	the price at which Phillips 66 will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Phillips 66 or any other entity;

•	with respect to the subordinated indentures, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

Phillips 66 may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If Phillips 66 sells these debt securities, it will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If Phillips 66 sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, it will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets. The indentures generally will permit a consolidation or merger involving Phillips 66 or, with respect to the senior indentures, Phillips 66 Company. They also will permit Phillips 66 or, with respect to the senior indentures, Phillips 66 Company, as applicable, to lease, transfer or dispose of all or substantially all of its assets. Each of Phillips 66 and, with respect to the senior indentures, Phillips 66 Company has agreed, however, that it will not consolidate with or merge into any entity (other than, with respect to the senior indentures, Phillips 66 or Phillips 66 Company, as applicable) or lease, transfer or dispose of all or substantially all of its assets to any entity (other than, with respect to the senior indentures, Phillips 66 or Phillips 66 Company, as applicable) unless:

•	it is the continuing corporation; or

•

if it is not the continuing corporation, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the performance of its covenants and obligations under the indentures and, in the case of Phillips 66, the due and punctual payments on the debt securities or, in the case of Phillips 66 Company with respect to senior debt securities, the performance of the related guarantees;

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•

Phillips 66 or, with respect to the senior indentures, Phillips 66 Company, as the case may be, delivers an officers’ certificate and opinion of counsel to the trustee stating that such consolidation, merger or sale of assets and any supplemental indentures comply with such indenture and all conditions precedent set forth in such indenture have been complied with and such supplemental indenture (if any) is the legal, valid and binding obligation of Phillips 66 and, with respect to the senior indentures, Phillips 66 Company.

Upon any such consolidation, merger or asset lease, transfer or disposition involving Phillips 66 or, with respect to the senior indentures, Phillips 66 Company, the resulting entity or transferee will be substituted for Phillips 66 or, with respect to the senior indentures, Phillips 66 Company, as applicable, under the applicable indenture and debt securities. In the case of an asset transfer or disposition other than a lease, Phillips 66 or, with respect to the senior indentures, Phillips 66 Company, as applicable, will be released from the applicable indenture.

Events of Default. Unless Phillip 66 informs you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest on that series of debt securities for 30 days when due;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to redeem or purchase debt securities of that series for 30 days when required;

•

failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Phillips 66 and, with respect to senior debt securities, Phillips 66 Company; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee in good faith considers it in the interest of the holders of the debt securities to do so.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

The senior indentures will require Phillips 66 and Phillips 66 Company, and the subordinated indentures will require Phillips 66, to file each year with the trustee a written statement as to their compliance with the covenants contained in the applicable indenture.

Modification and Waiver. Each indenture may be amended or supplemented with respect to the debt securities of any series if the holders of a majority in principal amount of the outstanding debt securities of a series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•

make any change in the percentage of principal amount of debt securities of any series necessary to waive compliance with certain provisions of the indenture applicable to such series or to make any change in the provision related to modification;

•	with respect to the subordinated indentures, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of the obligations under the indenture of Phillips 66 or, with respect to the senior indentures, Phillips 66 Company by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for the issuance of bearer debt securities (with or without coupons);

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities or, with respect to the senior indentures, the related guarantees;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights Phillips 66 or, with respect to the senior indentures, Phillips 66 Company has under the indenture;

•	to add events of default with respect to any debt securities; and

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge. Phillips 66 and, with respect to the senior indentures, Phillips 66 Company may be discharged from their obligations under an indenture with respect to one or more series of notes issued under that indenture when:

•

all outstanding notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen debt securities that have been replaced or paid) have been delivered to the trustee for cancellation; or

•

all outstanding debt securities of such series not theretofore delivered to the trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Phillips 66, and, in the case of clause (i), (ii) or (iii) above, Phillips 66 or, with respect to the senior indentures, Phillips 66 Company has irrevocably deposited or caused to be deposited with the trustee as funds (immediately available to the holders in the case of clause (i)) in trust for such purpose (x) cash in an amount, or (y) government obligations, maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash in an amount or (z) a combination thereof, which will be sufficient without consideration of any reinvestment of interest, in the opinion (in the case of clauses (y) and (z)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the debt securities of such series for principal and interest to the date of such deposit (in the case of debt securities that have become due and payable) or for principal, premium, if any, and interest to the stated maturity or redemption date, as the case may be.

Phillips 66 will be required to deliver to the trustee under the applicable indenture an officer’s certificate stating that all conditions precedent to satisfaction and discharge of that indenture with respect to the debt securities of such series have been complied with, together with an opinion of counsel to the same effect.

Defeasance. When we use the term defeasance, we mean discharge from some or all of the obligations of Phillips 66 and, with respect to the senior indentures, Phillip 66 Company under the indentures. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at Phillips 66’s option, either of the following will occur:

•

Phillips 66 and, with respect to the senior indentures, Phillips 66 Company will be discharged from its or their obligations with respect to the debt securities of that series and, if applicable, the related guarantees (“legal defeasance”); or

•

Phillips 66 and, with respect to the senior indentures, Phillips 66 Company will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Phillips 66 to pay principal, premium and interest on the debt securities and, if applicable, Phillips 66 Company’s guarantees of the payments will also survive.

Unless Phillips 66 informs you otherwise in the prospectus supplement, Phillips 66 will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If Phillips 66 elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Reports. If Phillips 66 or, with respect to the senior indentures, Phillips 66 Company is subject to the requirements of Section 13 or 15(d) of the Exchange Act, Phillips 66 or Phillips 66 Company, as the case may be, shall file with the trustee, within 15 days after it files the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Phillips 66 or, with respect to the senior indentures, Phillips 66 Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If an indenture is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), but not otherwise, Phillips 66 and, with respect to the senior indentures, Phillips 66 Company shall also comply with the provisions of the Trust Indenture Act Section 314(a). Delivery of such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt thereof will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the compliance of Phillips 66 with any of its covenants under the applicable indenture (as to which the trustee is entitled to rely exclusively on an officers’ certificate). The trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, Phillips 66’s or, with respect to the senior indentures, Phillips 66 Company’s compliance with the covenants in the indenture with respect to the filing of such reports and such information, documents and other reports with the SEC.

If Phillips 66 is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, Phillips 66 will furnish to all holders of the notes and prospective purchasers of debt securities designated by the holders of the debt securities, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.

Governing Law. New York law will govern the indentures and the debt securities.

Trustee. Wells Fargo Bank, National Association and U.S. Bank Trust National Association will be the trustees under the respective indentures. Wells Fargo Bank, National Association and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under various outstanding credit facilities of Phillips 66 or its subsidiaries or affiliates.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

The indentures will contain limitations on the right of the trustee, if it becomes a creditor of Phillips 66 or, if applicable, Phillips 66 Company, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Phillips 66 and, if applicable, Phillips 66 Company. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Phillips 66 designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents Phillips 66 initially designates, Phillips 66 may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Phillips 66 is required to maintain an office or agency for transfers and exchanges in each place of payment. Phillips 66 may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, Phillips 66 will not be required to register the transfer or exchange of:

•

any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents. Unless Phillips 66 informs you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At Phillips 66’s option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless Phillips 66 informs you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless Phillips 66 informs you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture.

Phillips 66 may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless Phillips 66 informs you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, or Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to Phillips 66 upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to Phillips 66, holders entitled to the money must look to Phillips 66 for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. Phillips 66 will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Senior Debt Securities

Ranking. The senior debt securities will constitute senior debt of Phillips 66 and will rank equally with all of its unsecured and unsubordinated debt from time to time outstanding.

Guarantee. Phillips 66 Company will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the senior debt securities issued by Phillips 66 when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantees provide that in the event of a default in the payment of principal of or any premium or interest on a senior debt security, the holder of that debt security may institute legal proceedings directly against Phillips 66 Company to enforce the guarantees without first proceeding against Phillips 66. The guarantees will rank equally with all of Phillips 66 Company’s other unsecured and unsubordinated debt from time to time outstanding.

Restrictive Covenants. Phillips 66 has agreed to two principal restrictions on its activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “— Glossary.”

Limitation on Liens

Phillips 66 has agreed that it and its Principal Domestic Subsidiaries will issue, assume or guarantee Debt for borrowed money secured by a lien upon a Principal Property or shares of stock or Debt of any Principal Domestic Subsidiary only if the outstanding senior debt securities are secured equally and ratably with or prior to the Debt secured by that lien. If the senior debt securities are so secured, Phillips 66 has the option to secure any of its and its Subsidiaries’ other Debt or obligations equally and ratably with or prior to the Debt secured by the lien and equally and ratably with the senior debt securities. This covenant has exceptions that permit:

(a) liens existing on the date Phillips 66 first issues a series of debt securities under the senior indentures;

(b) liens on the property, assets, stock, equity or Debt of any entity existing at the time Phillips 66 or a Subsidiary acquires that entity or its property or at the time the entity becomes a Subsidiary or a Principal Domestic Subsidiary or at the time such entity is merged into or consolidated with Phillips 66 or any Subsidiary or at the time of a sale, lease or other disposition of the properties of an entity (or a division thereof) as an entirety or substantially as an entirety to Phillips 66 or a Subsidiary;

(c) liens on assets either:

•	existing at the time of acquisition of the assets,

•	securing all or any portion of the cost of acquiring, constructing, improving, developing or expanding such assets, or

•

securing Debt incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of such assets, for the purpose (in the case of this bullet point) of either financing all or any part of the purchase price of such assets or financing all or any part of the cost of construction, improvement, development or expansion of any such assets;

(d) liens in favor of Phillips 66 or any Subsidiary;

(e) liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either;

(f) liens on personal property, other than shares of stock or Debt of any Principal Domestic Subsidiary, securing loans maturing not more than one year from the date of the creation thereof;

(g) statutory liens or landlords’, carriers’, warehousemans’, mechanics’, suppliers’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; and

(h) any extensions, substitutions, replacements or renewals of the above-described liens or any Debt secured by these liens provided that:

•	such new lien shall be limited to all or part of the same property that secured the original lien, plus improvements on such property, and

•

the principal amount of Debt secured by the new lien and not otherwise authorized by items (a) through (g) above or otherwise permitted does not materially exceed the principal amount of Debt so secured plus any premium or fee payable in connection with any such extension, substitution, replacement or renewal.

In addition, without securing the senior debt securities as described above, Phillips 66 and its Principal Domestic Subsidiaries may issue, assume or guarantee Debt that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Debt of Phillips 66 and its Principal Domestic Subsidiaries that this covenant would otherwise restrict and the total amount of Attributable Debt deemed outstanding for Sale/Leaseback Transactions, does not at any one time exceed a “basket” equal to 10% of Consolidated Adjusted Net Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which Phillips 66 or a Subsidiary has purchased property or retired or defeased Debt as described in clause (b) below under “Limitation on Sale/Leaseback Transactions.”

The following type of transaction does not create “Debt” secured by “liens” within the meaning of the senior indentures: the mortgage or pledge of any property of Phillips 66 or a Subsidiary in favor of the United States or any State, or any department, agency, instrumentality or political subdivision of either, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute.

Limitation on Sale/Leaseback Transactions

Phillips 66 has agreed that it and any of its Principal Domestic Subsidiaries will enter into a Sale/Leaseback Transaction with any Person (other than Phillips 66 or a Subsidiary) only if at least one of the following applies:

(a) Phillips 66 or that Principal Domestic Subsidiary could incur Debt in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Debt by a lien on the property to be leased without equally and ratably securing the senior debt securities.

(b) Within a period commencing 12 months prior to the consummation of such Sale/Leaseback Transaction and ending 12 months after the consummation thereof, Phillips 66 or any Subsidiary shall have applied an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction either:

•	to the voluntary defeasance or retirement of any senior debt securities issued under the senior indentures or any Funded Debt, or

•	to the acquisition, construction, improvement or expansion of one or more Principal Properties.

To the extent that any net proceeds are not applied for the purposes described in (b), such proceeds will be subject to the limitation described in (a). For purposes of these calculations, the net proceeds of the Sale/Leaseback Transaction means the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by Phillips 66’s board of directors).

Glossary

“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Consolidated Adjusted Net Assets” means the total amount of assets of Phillips 66 and its consolidated subsidiaries less:

•

all current liabilities (excluding the amount of those liabilities that are by their terms extendable or renewable at Phillips 66’s option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

•	total prepaid expenses and deferred charges.

Phillips 66 will calculate its Consolidated Adjusted Net Assets based on its most recent quarterly balance sheet.

“Debt” means all notes, bonds, debentures or other similar evidences of debt for money borrowed.

“Funded Debt” means all Debt (including Debt incurred under any revolving credit, letter of credit or working capital facility) that matures on or is renewable to a date more than one year after the date the Debt is originally incurred.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency, instrumentality or political subdivision thereof or other entity of any kind.

“Principal Domestic Subsidiary” means Phillips 66 Company and any Subsidiary (1) that has substantially all its assets in the United States, (2) that owns a Principal Property and (3) in which Phillips 66’s capital investment, together with the outstanding balance of any intercompany loans to that Subsidiary and any debt of that Subsidiary guaranteed by Phillips 66 or any other Subsidiary, exceeds $100 million.

“Principal Property” means any refinery or manufacturing plant located in the United States, in each case owned by Phillips 66 or a Subsidiary. This term excludes any refinery or plant that in the opinion of Phillips 66’s board of directors is not of material importance to the total business conducted by Phillips 66 and its consolidated subsidiaries. This term also excludes any transportation or marketing facilities or assets.

“Sale/Leaseback Transaction” means any arrangement with any Person under which Phillips 66 or a Subsidiary leases any Principal Property that Phillips 66 or that Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes the following:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	intercompany leases;

•

leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

•	arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Subsidiary” means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Phillips 66 or by one or more other Subsidiaries, or by Phillips 66 and one or more other Subsidiaries.

Provisions Applicable Solely to Subordinated Debt Securities

Ranking. The subordinated debt securities will rank junior to all Senior Debt of Phillips 66 and may rank equally with or senior to other subordinated debt of Phillips 66 that may be outstanding from time to time.

Subordination. Under the subordinated indentures, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless Phillips 66 informs you otherwise in the prospectus supplement, Phillips 66 may not make any payment of principal of or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect Phillips 66’s obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indentures.

The subordinated indentures will not limit the amount of Senior Debt that Phillips 66 may incur. As a result of the subordination of the subordinated debt securities, if Phillips 66 becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless Phillips 66 informs you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of Phillips 66, unless such debt states that it is not senior to the subordinated debt securities or other junior debt of Phillips 66. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indentures.

DESCRIPTION OF CAPITAL STOCK

The following description of Phillips 66’s common stock, preferred stock, Certificate of Incorporation (as defined below) and By-Laws (as defined below) is a summary only and is subject to the complete text of Phillips 66’s Certificate of Incorporation and By-Laws, which we have filed as exhibits to the registration statement of which this prospectus forms a part. You should read those documents for provisions that may be important to you.

Phillips 66 is authorized to issue 2.5 billion shares of common stock, par value $0.01 per share, and 500 million shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights —Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Members of our Board of Directors are elected by a majority of the votes cast in person or by proxy and entitled to vote, including votes to withhold authority and excluding abstentions. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Other Rights— In the event of any liquidation, dissolution or winding up of Phillips 66, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to preemptive rights.

Fully Paid— The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Phillips 66 common stock is traded on the New York Stock Exchange under the trading symbol “PSX.” The transfer agent for the common stock is Computershare Shareowner Services LLC.

Preferred Stock

Our Board of Directors, without further action by the holders of our common stock, may issue shares of our preferred stock. Our Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority of our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. No current agreements or understandings exist with respect to the issuance of preferred stock, and our Board of Directors has no present intention to issue any shares of preferred stock.

The prospectus supplement relating to any series of preferred stock Phillips 66 is offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;
•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	whether Phillips 66 has elected to issue depositary shares with respect to the preferred stock as described below under “Description of Depositary Shares;”

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Anti-Takeover Provisions of Phillips 66’s Certificate of Incorporation and By-Laws

Phillips 66’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Phillips 66’s Amended and Restated By-Laws (the “By-Laws”) contain provisions that could delay or make more difficult the acquisition of control of Phillips 66 through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of Phillips 66’s common stock.

Authorized but Unissued Stock

Phillips 66 has 2.5 billion authorized shares of common stock and 500 million authorized shares of preferred stock. One of the consequences of Phillips 66’s authorized but unissued common stock and undesignated preferred stock may be to enable Phillips 66’s Board of Directors to make more difficult or to discourage an attempt to obtain control of Phillips 66. If, in the exercise of its fiduciary obligations, Phillips 66’s Board of Directors determined that a takeover proposal was not in Philips 66’s best interest, our Board of Directors could authorize the issuance of those shares without stockholder approval, subject to limits imposed by the New York Stock Exchange. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition that might complicate or preclude the takeover.

In this regard, the Certificate of Incorporation grants Phillips 66’s Board of Directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. Phillips 66’s Board of Directors could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with Phillips 66 common stock on any transaction or for all purposes;

•	elect directors having terms of office or voting rights greater than those of other directors;

•	convert preferred stock into a greater number of shares of Phillips 66 common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of Phillips 66; or

•	exercise other rights designed to impede a takeover.

Size of Board and Vacancies; Removal

Phillips 66’s Certificate of Incorporation provides for a classified board of directors. Class I directors have a current term expiring in 2022, Class II directors have a current term expiring in 2020 and Class III directors have a current term expiring in 2021. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of Phillips 66’s Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors; in general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Phillips 66’s Certificate of Incorporation and By-Laws provide, subject to the rights of holders of a series of shares of preferred stock to elect one or more directors pursuant to any provisions of any certificate of designation relating to any such series, that the number of directors will be fixed exclusively by a majority of the entire Board of Directors from time to time. Phillips 66’s By-Laws provide that directors may be removed, only for cause, by the affirmative vote of the holders of at least a majority of the voting power of Phillips 66 entitled to vote generally for the election of directors, voting together as a single class. Phillips 66’s By-Laws also provide that, unless the Board of Directors determines otherwise, vacancies, however created, may be filled only by a majority of the remaining directors, even if less than a quorum.

Stockholder Action by Written Consent

Phillips 66’s Certificate of Incorporation and By-Laws provide that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Stockholder Meetings

Phillips 66’s Certificate of Incorporation and By-Laws provide that only a majority of our entire Board of Directors or the chairman of our Board of Directors may call a special meeting of our stockholders.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Phillips 66’s By-Laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to Phillips 66’s Board of Directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to Phillips 66’s Board of Directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the annual meeting date is more than 30 days before or after such anniversary date, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than

100 days prior to the date of such meeting, the tenth day following the day on which Phillips 66 first makes a public announcement of the date of the annual meeting. If the chairman of Phillips 66’s Board of Directors or a majority of the Board of Directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors. Phillips 66’s By-Laws prescribe specific information that any such stockholder notice must contain.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Proxy Access

Phillips 66’s By-laws provide that a stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the outstanding capital stock of Phillips 66 for three years, may nominate and include in Phillips 66’s annual meeting proxy materials a number of director nominees not to exceed the greater of two or 20% of the number of Phillips 66’s directors then serving on the Board of Directors (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-laws. Such nominations are subject to additional eligibility, procedural and disclosure requirements set forth in the By-laws, including the requirement that Phillips 66 must receive notice of such nominations not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Amendment of Certificate of Incorporation and By-Laws

Phillips 66’s Certificate of Incorporation provides that stockholders may, with the approval of greater than a majority of the voting power entitled to vote generally in the election of directors, adopt, amend and repeal the By-Laws at any regular or special meeting of stockholders, provided the notice of intention to adopt, amend or repeal the By-Laws has been included in the notice of that meeting, although the approval of greater than 80 percent of the voting power entitled to vote generally in the election of directors will be required to amend certain By-Laws and related provisions of the Certificate of Incorporation. Phillips 66’s Certificate of Incorporation also confers on the Board of Directors the power to adopt, amend or repeal the By-Laws.

Exclusive Forum

Phillips 66’s Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of Phillips 66’s directors or officers to us or our stockholders, creditors or other constituents, any action asserting a claim against us or any of Phillips 66’s directors or officers arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Certificate of Incorporation or By-Laws (as either may be amended from time to time) or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine; provided, that if (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another court sitting in the State of Delaware.

Limitation on Liability of Directors

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Phillips 66’s Certificate of Incorporation provides that no director will be liable to Phillips 66 or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	Any breach of the director’s duty of loyalty to our company or our stockholders;

•	Any act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	Any transaction from which the director derived an improper personal benefit.

Delaware Statutory Business Combination Provision

As a Delaware corporation, Phillips 66 is subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15 percent or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date on which that person became an interested stockholder unless:

•

Before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•

On completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

Following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

DESCRIPTION OF WARRANTS

Phillips 66 may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of Phillips 66 or any other entity. Phillips 66 may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Phillips 66 will issue warrants under one or more warrant agreements between it and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants Phillips 66 is offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

Phillips 66 may elect to offer shares of its preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between Phillips 66 and a bank or trust company we will name in the prospectus supplement.

Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preferred stock, which we will describe in the prospectus supplement.

We have summarized below selected provisions that would likely be included in a deposit agreement, the related depositary shares and depositary receipts evidencing those shares. This summary is not complete. We will file a form of deposit agreement and a form of depositary receipt with the SEC before Phillips 66 issues any depositary shares, and you should read those documents for provisions that may be important to you.

A holder of depositary shares will be entitled to receive the whole number of shares of preferred stock underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders. If the depositary determines that it is not feasible to make such a distribution, it may, with Phillips 66’s approval, adopt any method that it deems equitable and practicable to effect the distribution, including a sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount Phillips 66 or the depositary is required to withhold on account of taxes.

Conversion and Exchange

If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as described in the prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares in accordance with those provisions.

Redemption of Depositary Shares

Whenever Phillips 66 redeems a share of preferred stock held by the depositary, the depositary will redeem on the same redemption date a proportionate number of depositary shares representing the shares of preferred stock redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as Phillips 66 may determine.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and Phillips 66 will agree to take all reasonable action that the depositary deems necessary to enable the depositary to do so. The depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary shares representing the preferred stock.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock, or

•

the depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by Phillips 66 to call for the redemption of any preferred stock, the depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive the dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Amendment and Termination of the Deposit Agreement

Phillips 66 and the depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that adversely alters the rights of holders of depositary shares in any material respect will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by Phillips 66 or by the depositary only if all outstanding depositary shares have been redeemed or if a final distribution on the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Phillips 66.

Charges of Depositary

Phillips 66 will pay all charges of the depositary, including charges in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary receipts;

•	the distribution of information to the holders of depositary receipts with respect to matters on which preferred stock is entitled to vote; and

•	withdrawals of the preferred stock by the holders of depositary receipts or upon redemption or conversion of the preferred stock.

Holders of depositary shares will pay taxes (including any transfer taxes) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of those holders.

Resignation and Removal of Depositary

The depositary may at any time resign or be removed by Phillips 66. Any resignation or removal will become effective upon the acceptance by the depositary’s successor of its appointment. If Phillips 66 has not appointed a successor depositary and the successor depositary has not accepted its appointment within 60 days after the depositary delivered a resignation notice to Phillips 66, the depositary may terminate the deposit agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

Phillips 66 may issue stock purchase contracts, including contracts obligating holders to purchase from Phillips 66, and Phillips 66 to sell to the holders, or for Phillips 66 to issue in exchange for other securities, a specified number of shares of Phillips 66 common stock or preferred stock (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

Phillips 66 may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	senior debt securities or subordinated debt securities of Phillips 66, or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the common stock or preferred stock under the stock purchase contracts.

The stock purchase contracts may require Phillips 66 to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances, Phillips 66 may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. That description will not be complete. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those stock purchase contracts or stock purchase units and any prepaid securities and the document(s) under which the prepaid securities will be issued. We will file forms of these documents with the SEC before we issue any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We will include in the prospectus supplement the names of the principal underwriters and the amounts underwritten.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue and, other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

VALIDITY OF THE SECURITIES

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Bracewell LLP, Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Phillips 66 appearing in Phillips 66’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Phillips 66’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$

Phillips 66

$                    Floating Rate Senior Notes due

$                    % Senior Notes due

$                    % Senior Notes due

fully and unconditionally

guaranteed by

Phillips 66 Company

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

RBC Capital Markets

Barclays

Citigroup

COMMERZBANK

Mizuho Securities

, 2020